Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Campus Crest Communities, Inc.:
We consent to the incorporation by reference in Registration Statement No. 333-169958 on Form S-8 of Campus Crest Communities, Inc. of our report dated March 11, 2011, with respect to the consolidated balance sheet of Campus Crest Communities, Inc. and subsidiaries as of December 31, 2010, and the combined balance sheet of Campus Crest Communities Predecessor as of December 31, 2009, and the related consolidated statements of operations and changes in equity (deficit) and comprehensive loss of Campus Crest Communities, Inc. and subsidiaries for the period from October 19, 2010 (commencement of operations) through December 31, 2010, the related combined statements of operations and changes in equity (deficit) of Campus Crest Communities Predecessor for the period from January 1, 2010 through October 18, 2010 and the years ended December 31, 2009 and 2008, the related combined statement of cash flows of Campus Crest Communities, Inc. and subsidiaries and Campus Crest Communities Predecessor for the year ended December 31, 2010, and the related combined statements of cash flows of Campus Crest Communities Predecessor for the years ended December 31, 2009 and 2008, and related financial statement Schedule III, which report appears in the December 31, 2010 annual report on Form 10-K/A of Campus Crest Communities, Inc.
/s/ KPMG LLP
Atlanta, Georgia
March 11, 2011